UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 0-26932

                       The Millburn World Resource Trust
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             (Exact name of registrant as specified in its charter)

                      c/o Millburn Ridgefield Corporation,
       411 West Putnam Avenue, Greenwich, Connecticut 06830, 203-625-7554
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

        Units of Beneficial Interest in The Millburn World Resource Trust
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            (Title of each class of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   |X|              Rule 12h-3(b)(1)(i)   |X|
        Rule 12g-4(a)(1)(ii)  |_|              Rule 12h-3(b)(1)(ii)  |_|
        Rule 12g-4(a)(2)(i)   |_|              Rule 12h-3(b)(2)(i)   |_|
        Rule 12g-4(a)(2)(ii)  |_|              Rule 12h-3(b)(2)(ii)  |_|
                                               Rule 15d-6            |_|

      Approximate number of holders of record as of the certification or notice date: 204

      Pursuant to the requirements of the Securities Exchange Act of 1934, The Millburn World Resoure Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: November 10, 2006      By: /s/ Gregg Buckbinder
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                                 Millburn Ridegfield Corporation, Managing Owner
                                 Senior Vice President and COO